Exhibit 10.5
SEPARATION AND RELEASE AGREEMENT
     THIS AGREEMENT sets forth the entire agreement between John Giamatteo (“You” or “Employee”) and RealNetworks, Inc. (“RN” or “Real”) regarding the terms and conditions of your separation from employment, and shall be effective on the eighth day after you execute this Agreement (“Effective Date”).
     1. Separation Date. We agree that your last day of regular employment (“Separation Date”) was April 2, 2010.
     2. Separation Offer. You have until May 3, 2010 to consider and accept the offer contained in this Agreement (“Decision Date”). If you sign and return this Agreement to Jennifer Armstrong-Owens, VP of Human Resources (or her designee), on or before the Decision Date you will receive the consideration set forth in Section 3 below.
If you choose not to sign and return this Agreement on or before the Decision Date, this Agreement will become invalid and unenforceable, which means that you will not receive the consideration referenced in this Agreement following your Separation Date or other termination of employment from RN.
     3. Consideration. In consideration of your signing this Agreement, including the release of claims and other terms set forth below, RN agrees to the following:
a. You are entitled to receive a severance amount equivalent of three months of base salary subject to applicable withholdings which is amount totaling $108,750.00 (“Severance Amount”). By the later of the second pay period following (i) your signing of this Agreement or (ii) your Separation Date, Real will pay you the Severance Amount.

b. By the later of the second pay period following (i) your signing of this Agreement or (ii) your Separation Date, Real will pay you a discretionary bonus payment in the amount of $108,750.00.
     4. Vacation and Deductions. Whether or not you sign this Agreement, RN agrees to pay you on the next payroll date following your Separation Date, any accrued, unused vacation through your Separation Date, less any applicable withholding or other authorized deductions. You are required to update your vacation records in the MYRA system. You agree that RN does not owe you any other payments except as provided in this Agreement, provided you will be reimbursed for any reasonable business expenses you have incurred up to your Separation Date for which you submit appropriate documentation pursuant to RN’s reimbursement policy no later than two weeks following your Separation Date. You agree that RN may deduct from any payments to you any sums you owe RN as of the Separation Date.
     5. Return of Property. You represent that as of your Separation Date you will have returned to RN all company-owned property in your possession or control, including but not limited to, credit cards, keys, access cards, company-owned equipment, computers and related equipment, customer or contact lists, files, memoranda, documents, price lists, and all other trade secrets and/or confidential RN information, and all copies thereof, whether in electronic or other form.
     6. Waiver and Release of Claims by You.
               A. In exchange for the consideration provided to you in this Agreement, to which you otherwise would not be entitled, you knowingly and voluntarily, unconditionally and forever, waive and release any and all claims (including those for attorneys’ fees), causes of action and rights, whether known or unknown, contingent or non-contingent, contractual or otherwise, against Real or its parent, subsidiary or affiliated companies, and its or their respective directors, officers, agents, insurers, representatives and employees, past or present, and each of their successors (“Releasees”). You make this commitment even though you may not know, as of Effective Date, all of the claims you may lawfully have against the Releasees, and you are giving up the opportunity to pursue the claims to a trial and have damages set by a judge and/or jury. You are making this release for all persons or entities that might claim through you or on your behalf.
               B. You acknowledge that the claims that you are releasing include, but are not limited to (i) claims relating to your right to purchase shares of stock of RealNetworks, Inc. including without limitation claims for fraud, breach of fiduciary duty, or breach of federal or state securities regulations, and (ii) claims for wrongful discharge, negligent or intentional interference with contract or economic advantage, personal injury, misrepresentation, promissory estoppel, unfair business practices, negligent or intentional infliction of emotional distress, defamation, libel, slander, breach of contract, wage and hour violations including violations of the Fair Labor Standards Act; compensation or employee benefits alleged to be owed to you; discrimination and/or harassment in violation of any local, state, or federal law such as the Age Discrimination in Employment Act, Equal Pay Act, Title VII of the Civil Rights Act of 1964, Civil Rights Act of 1991, section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act (but not as to claims that may arise after the Effective Date of this Agreement), the Rehabilitation Act of 1973 (sections 503 and 504), the Older Workers’ Benefit Protection Act, and the Washington Law Against Discrimination ; claims under the Family and Medical Leave Act, Employee Retirement Income Security Act of 1974, The Workers Adjustment and Retraining Notification Act, as well as any other federal, state or local statutes, administrative regulations or legal doctrines prohibiting discrimination and/or harassment or otherwise governing claims arising out of or relating to employment or the termination thereof. You understand that this release binds you and your heirs and assigns.
This release does not extend to any obligations incurred under this Agreement. In the event you breach this Agreement, RN shall have the right to reimbursement of monies paid under Section 3.
     7. Confidentiality. You agree that you will keep the terms of this Agreement confidential and will not disclose the facts or terms to anyone except members of your immediate family, attorney or counselor, and persons assisting you in financial planning or income tax preparation, provided that these people agree to keep the information confidential. Without limiting the foregoing, you agree that it shall be a breach of this provision for you to in any way disclose, discuss, or characterize the Agreement to third parties.
     8. Non-Disparagement. You agree not to make any statements, verbally or in writing, about RN, any of its officers or employees in any manner that is intended to, or does call into question its or their morality, conduct, managerial or business ability or plans, character, or business judgment; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.
     9. Business Protections. You acknowledge that you have previously signed certain agreements with Real, which may contain ongoing obligations that survive the termination of your employment, including obligations relating to use of confidential information, non-solicitation and non-competition. You acknowledge that you are bound by these obligations, to the fullest extent permitted by law, and you agree that you will comply fully with these obligations in the future.
     10. Free and Voluntary Act of Employee. You agree that you are entering into this Agreement as a free and voluntary act and that you have been given at least 21 days to decide whether to sign this Agreement, and sign it only after full reflection and analysis. You further acknowledge that you have been advised to obtain an attorney’s independent counsel and advice, and that you have read this Agreement carefully and fully understand all of its provisions. If you choose to sign this Agreement prior to the expiration of the 21 day period, you acknowledge and agree that you had adequate time and opportunity to fully consider your rights and this release of them. In signing this Agreement, you do so of your own free will, and you have been provided with a copy of the Agreement.
     11. Revocation. You may revoke this Agreement by returning payment in full of any sums paid under this Agreement and a written notice of revocation to RealNetworks, Inc. c/o VP Human Resources, within seven (7) days of your execution of this Agreement. Unless revoked in accordance with this Paragraph, the Agreement will become final and irrevocable on the 8th day following your execution of the Agreement.
     12. No Admission of Liability. This Agreement shall not be construed as an admission by RN or you of any wrongdoing, or improper conduct, liability, breach of any agreement between you and RN, or any violation of any statute, law or regulation. Both parties agree that neither this Agreement nor any of its terms or conditions will be offered or received in evidence in any proceeding or used in any manner as an admission of wrongdoing or liability on either party’s part.
     13. Litigation Assistance to RN. In the event that any charge, complaint or lawsuit is filed by or against RN, you agree to provide reasonable cooperation to RN in the prosecution or defense of the same. Such cooperation may include, without limitation, meeting with and providing information to RN’s agents and attorneys upon reasonable notice and at mutually agreed upon times and places. RN will use its insurance policy(ies) to provide coverage to you relating to claims arising out of your reasonable, good faith performance of your job responsibilities to the extent such insurance covers any such claim. Such coverage includes meeting any deductibles on your behalf and is intended to provide you coverage which neither increases nor decreases the protections you have and the caveats to such protection as if you were an on-going executive of RN.
     14. No Assistance with Claims Against RN. You agree that you will not encourage or voluntarily assist any current or former employee of RN in evaluating, filing or pursuing a claim or complaint against any of the Releasees; provided that this is not intended to prevent you from cooperating fully and truthfully in any governmental investigation or from testifying in response to any lawfully issued subpoena.

     15. General. You acknowledge that your employment at RN was and is at will. This Agreement, together with your ongoing obligations under any prior agreements with RN, sets forth the entire agreement between you and RN relating to your separation from employment, and fully replaces any and all prior understandings, statements, or agreements between RN and you concerning your employment with or separation from RN. You agree that RN has no obligation to notify you of employment opportunities or to offer you re-employment in any capacity. This Agreement may not be modified except in writing signed by you and a duly authorized representative of RN. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, the remaining terms shall remain of full force and effect. This Agreement shall be construed and governed by the laws of the State of Washington and any litigation under it shall be commenced in the federal or state courts in Seattle, Washington. A faxed signature will have same effect as an original. By executing this Agreement in the space provided below, you acknowledge that you have read this Agreement carefully and fully understand its provisions, and that you are signing voluntarily and with full understanding of the present and future legal effects.
We have entered into this Agreement as of the date of your signature below.

RealNetworks, Inc.
By:	/s/ Jennifer Armstrong-Owen
Title: Vice President, Human Resources
Date: April 28, 2010

Employee:	/s/ John J. Giamatteo

Date: April 27, 2010

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